SCHEDULE A
                            PBHG ADVISOR FUNDS, INC.

         PBHG Advisor Funds, Inc. consists of the following Funds, each of which is subject to this Agreement:

PBHG Advisor Core Value Fund
PBHG Advisor Blue Chip Growth Fund
PBHG Advisor Global Technology & Communications Fund
PBHG Advisor Growth II Fund
PBHG Advisor Growth Opportunities Fund
PBHG Advisor High Yield Fund
PBHG Advisor Large Cap Concentrated Fund
PBHG Advisor New Contrarian Fund
PBHG Advisor Trend Fund
PBHG Advisor Cash Reserves Fund
PBHG Advisor Value Opportunities Fund
PBHG Advisor New Opportunities Fund
PBHG Advisor Enhanced Equity Fund
PBHG Advisor Master Fixed Income Fund
PBHG Advisor Short-Term Government Fund
PBHG Advisor REIT Fund
PBHG Advisor Defensive Equity Fund

Dated: June 4, 1998

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